COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT IN THE
INVESTOR SHARES AND RESTRICTED SHARES OF DREYFUS LIFETIME
PORFOLIOS, INC.-INCOME PORTFOLIO WITH THE LEHMAN BROTHERS
INTERMEDIATE GOVERNMENT / CORPORATE BOND INDEX AND A
CUSTOMIZED BELNDED INDEX

EXHIBIT A:

            DREYFUS      DREYFUS       LEHMAN
           LIFETIME     LIFETIME      BROTHERS
          PORTFOLIOS-  PORTFOLIOS-  INTERMEDIATE
            INCOME       INCOME     GOVERNMENT/
           PORTFOLIO    PORTFOLIO     CORPORATE    CUSTOMIZED
           (INVESTOR   (RESTRICTED      BOND         BLENDED
 PERIOD     SHARES)      SHARES)       INDEX *       INDEX **

 3/31/95       10,000       10,000         10,000       10,000
 9/30/95       10,808       10,824         10,673       10,893
 9/30/96       11,573       11,615         11,221       11,824
 9/30/97       13,099       13,183         12,140       13,615



*Source: Lehman Brothers
**Source: Lehman Brothers, Lipper Analytical Services, Inc., and
          The Wall Street Journal